News Release

FOR IMMEDIATE RELEASE

Contact Information:
Mike Bazinet	Tom Gelston
Director, Corporate Communications	Vice President, Investor Relations
Phone: 203-222-6113	Phone: 203-222-5943
Email: michael.bazinet@terex.com	Email: thomas.gelston@terex.com

Terex Corporation Announces Credit Agreement Amendment and
Offer to Purchase Certain Outstanding Notes

Westport, CT, October 5, 2010 - Terex Corporation (NYSE:TEX) announced today that it has entered into an amendment to its bank credit facility.  The Company previously announced on September 24, 2010 its intention to pursue an amendment to its bank credit facility.

The amendment permits Terex to make par offers for its 10-7/8% senior notes due 2016 (the "Senior Notes") and its 7-3/8% senior subordinated notes due 2014 (the "Senior Subordinated Notes") in accordance with the governing indentures and to redeem or repurchase debt if the minimum liquidity of the Company is greater than $250 million.  In addition, the amendment removes the previous $200 million annual limitation on acquisitions and provides the Company with added flexibility in certain other restrictive covenants.  In connection with the amendment, the Company is prepaying approximately $270 million principal amount of its term loans under the credit facility with a portion of the net proceeds from the sale of its Mining business (the “Mining Proceeds”).

In addition, Terex has commenced an offer to purchase, at par, up to $300 million in aggregate principal amount of its Senior Notes under the terms of the indenture governing the Senior Notes.  Terex expects to pay for the Senior Notes validly tendered (and not withdrawn) with a portion of the Mining Proceeds.  This offer satisfies the requirement for the Company to use the Mining Proceeds to offer to purchase the Senior Notes.

Holders that validly surrender (and do not withdraw) their Senior Notes prior to the expiration of the offer will receive 100% of their principal amount of the Senior Notes plus accrued and unpaid interest, if any, thereon up to but not including the date of payment, subject to the terms and conditions of the offer.  The offer will expire at 3:00 p.m., New York City time, on November 3, 2010, unless extended.

Terex also has commenced an offer to purchase at par up to $300 million in aggregate principal amount of its Senior Subordinated Notes under the terms of the indenture governing the Senior Subordinated Notes.  Terex expects to pay for the Senior Subordinated Notes validly tendered (and not withdrawn) with a portion of the Mining Proceeds, provided that if the net available cash of the Mining Proceeds after (i) the prepayment of the term loans under the credit facility and (ii) the purchase of the Senior Notes (to the extent that the holders thereof validly surrender such notes), is less than $300 million, the offer amount for the Senior Subordinated Notes shall be automatically reduced to such remaining net available cash.  This offer satisfies the requirement for the Company to use the Mining Proceeds to offer to purchase the Senior Subordinated Notes.

Holders that validly surrender (and do not withdraw) their Senior Subordinated Notes prior to the expiration of the offer will receive 100% of their principal amount of the Senior Subordinated Notes plus accrued and unpaid interest, if any, thereon up to but not including the date of payment, subject to the terms and conditions of the offer.  The offer will expire at 3:00 p.m., New York City time, on November 3, 2010, unless extended.

Questions regarding the offers for the Senior Notes and Senior Subordinated Notes and requests for documents may be directed to HSBC Bank USA, the Depositary for the offers, at (718) 488-4475.

This announcement is not an offer to purchase or a solicitation of an offer to sell the Senior Notes, Senior Subordinated Notes or any other security.  The offers are being made solely by means of the offers to purchase.

Terex Corporation is a diversified global manufacturer operating in four business segments: Aerial Work Platforms, Construction, Cranes, and Materials Processing.  Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, mining, shipping, transportation, refining, energy and utility industries.  Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services.  Terex uses its website to make information available to its investors and the market at www.terex.com.

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Terex Corporation
200 Nyala Farm Road, Westport, Connecticut 06880
Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com

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